Exhibit 1.1

ADDENDUM TO PURCHASE AND SALE AGREEMENT

National Automation Services, Inc. as Buyer,

Jason Jensen, and David Gurr, as Sellers,

with respect to their shareholder interests in JD Field Services and their shareholder interests in 5 Star Rental

 Dated as of March 19, 2014

ADDENDUM TO PURCHASE AND SALE AGREEMENT

THIS ADDENDUM TO THE PURCHASE AND SALE AGREEMENT (this “Addendum”) is made and entered into as of March 21, 2014, by and among National Automation Services, Inc., a Nevada corporation (“Buyer”), and Jason Jenson and David Gurr (sometimes individually referred to in this Agreement as a “Seller” and collectively as the “Sellers”), holders of 100% of the shareholder interests of JD Field Services, a Utah LLC (“JD”) and 100% of the shareholder interests of 5 Star Rental, a Utah LLC (“5 Star”), which are referred to collectively as “the Companies” . Sellers are sometimes individually referred to as a “Selling Party” and collectively as the “Selling Parties.” Buyer and the Selling Parties are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.”

A.  All Recitals, Guarantees, Representations, terms, rights, obligations and promises set forth in the Purchase and Sale Agreement (“Agreement”) remain fully enforceable except where expressly changed or contravened by this Addendum.

B.  It is understood that Sellers will take the necessary steps to convert the corporate and tax status of the Companies from LLCs to “C” Corporations.

C.  ARTICLE II of the Agreement shall be amended per this Addendum as follows:

ARTICLE II

PURCHASE AND SALE OF SHAREHOLDER INTERESTS

2.1 Purchase and Sale of Shareholder Interests.

(a) Upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall acquire and accept from the Sellers, and the Sellers shall collectively transfer, assign and deliver to Buyer, one hundred percent (100%) of the Shareholder Interests owned by such Sellers, free and clear of all Liens. The Shareholder Interests sold, transferred, assigned and delivered to Buyer pursuant to the preceding sentence shall collectively constitute all of the outstanding Equity Interests of the Companies. In satisfaction of applicable requirements under any Shareholder Agreement, Articles of Incorporation or Bylaws of the Companies, the Sellers hereby consent to the sale, transfer and assignment of the Shareholder Interests contemplated by this Agreement.

(b) The Shareholder Interests sold, transferred, assigned and delivered to Buyer pursuant to the preceding section 2.1(a) and shall collectively constitute all of the outstanding Equity Interests of the Companies.

(c) In satisfaction of any applicable requirements under any Shareholder Agreement, Articles of Incorporation or Bylaws of the Companies, the Sellers hereby consent to the sale, transfer and assignment of the Shareholder Interests contemplated by this Agreement.

2.2 Purchase Price. The Purchase Price for the Shareholder Interests is the allotment of common stock shares to Buyers, and other consideration as follows:

(a)  Upon completion of the transfers set forth of this Agreement, and in a reasonable time thereafter, the Buyer, as Parent Corporation to its subsidiaries (the Companies) shall pay or assume all outstanding debt of the Companies. Payment on debt held by the Companies where the Sellers have executed personal guarantees shall be given priority over other non-priority debts, and payments on such personally guaranteed debt will be accelerated if Buyer's or Companies' profits are sufficient to do so.

(b) Each Seller shall receive six percent (6%) of the outstanding common stock of Buyer, constituting approximately six percent (6%) each of the total equity of Buyer, but not requiring any fractional shares, or approximately fifty-nine million (59,000,000) shares each.

(c) Security at Closing.  At the Closing, Buyer shall provide to Sellers a Power of Attorney representing voting rights and control over approximately eighteen percent (18%) of the equity interests in Buyer; holding in reserve, one hundred fifty two million (152,000,000) shares of NAS Class A Common Stock to be representative of this Interest.

(i)   Buyer agrees that Sellers, at their option, may add an independent director to the Board of Directors of Buyer.  Buyer agrees that its Board of Directors will vote and execute the necessary resolutions to permit the addition of a new board member.

(ii)  Sellers agree to execute and deliver to Bob Chance, either written consents or limited proxy statements authorizing their proxy of their entire voting interests in Buyer with regard to any shareholder votes on the following matters, for two hundred seventy (270) days following the date of this Agreement:

(1) Approval of any plans or authorizations needed to recapitalize the stock of Buyer, including any reverse stock splits.

(2) Amendment of the Articles or Bylaws required to authorize two hundred million (200,000,000) shares of common stock.

(3)  Approval for Buyer to offer sale of securities, including common stock offered to the public, for purposes to pay down debt, meet capital expenditures, fund acquisitions, and for other corporate purposes as determined by the Buyer's Board of Directors.

(4) Retention of the current Buyer's Board of Directors.

(iii)   Sellers agree to instruct the board member they appoint, if consistent with the lawful duties of the board member, to approve the following matters if arising within two hundred seventy (270) days following this agreement:

(1) Approval of any plans or authorizations needed to recapitalize the stock of Buyer, including any reverse stock splits.

(2) Approval to amend the Articles or Bylaws required to authorize two hundred million (200,000,000) shares of common stock.

(3)  Approval for Buyer to offer sale of securities, including common stock offered to the public, for purposes to pay down debt, meet capital expenditures, fund acquisitions, and for other corporate purposes as determined by the Buyer's Board of Directors.

(4) Approval of any other resolutions or actions necessary for Buyer to meet its obligations under this Agreement.

If Buyer has paid or assumed the Companies' debts, then Sellers agree to relinquish to Buyer their security represented by the Power of Attorney over approximately eighteen percent (18%) of the equity interests in Buyer, or one hundred fifty two million (152,000,000) shares of NAS Class A Common Stock.

(e)	The Parties agree that it is their intent for there to be no cash payment or “boot” associated with this sale and purchase.

(f)
The Buyer shall pay any broker's commission associated with the purchase of Sellers' interests, up to five hundred thousand dollars ($500,000.00).  The Companies shall pay any remaining broker's commissions.  If broker's commissions remain unpaid when Buyer meets the conditions in Section 2.2(d) above, the broker's commission will be paid by Buyer as being included in the Companies' debt.

D.   Entire Agreement. This Addendum along with the Agreement and the other agreements and documents referred to herein, or referred to in the Agreement, contain the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

E.  Counterparts. This Addendum may be executed in one or more counterparts, each of which will be deemed an original, and all of which together will be deemed to be one and the same instrument binding upon the Parties, notwithstanding the fact that all of the Parties are not signatory to the original or the same counterpart. For purposes of this Addendum, signature pages executed and delivered via facsimile or other electronic transmission (including .pdf copies of signature pages) will be deemed originals.

F.  Governing Law. THE LAW OF THE STATE OF NEVADA SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE SCHEDULES ATTACHED HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS.

F.   No Strict Construction. Notwithstanding the fact that this Addendum has been drafted and prepared by one of the Parties, the Parties confirm that they and their respective counsel have reviewed, negotiated and adopted this Addendum as the joint agreement and understanding of the Parties, and the language used in this Addendum shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person or Party.

E.  No Third-Party Beneficiaries. This Addendum and the associated Agreement is for the sole benefit of the Parties hereto and their permitted assigns and nothing herein expressed or implied, shall give or be construed to give any Person, other than the Parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Date: March 21, 2014

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase and Sale Agreement to be duly executed as of the date and year first written above.

BUYER: NATIONAL AUTOMATION SERVICES, INC. a Nevada corporation By: /s/ Robert Chance Name: Robert Chance Title: President / CEO	SELLERS: /s/ Jason Jensen Jason Jensen /s/ David Gurr David Gurr